UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

May 23, 2012

Jive Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35367	42-1515522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

(Address of principal executive offices) (Zip code)

(650) 319-1920

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2012, Jive Software, Inc., a Delaware corporation (the “Company”), entered into a Second Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Lender”) to amend and restate the Company’s existing loan agreement. The Loan Agreement provides a secured revolving loan facility and term loan facility of up to $30.0 million. Revolving loans may be converted into term loans under the facility, subject to specified conditions, with all outstanding term loans reducing the availability under the revolving loan facility. The Loan Agreement also provides up to $3.0 million for the issuance of letters of credit, foreign exchange contracts, cash management services and secured swap obligations. On May 23, 2012, the Company refinanced $12 million of existing term loans with Lender as term loans under the Loan Agreement. Loans drawn under the Loan Agreement will be used for working capital and general corporate purposes.

Revolving loans bear interest, at the Company’s option, at (i) an adjusted LIBOR rate, plus a margin of 1.75% or 2.0%, or (ii) the prime rate published in the Wall Street Journal, plus a margin of 0% or 0.25%, in each case with such margin determined based on the Company’s adjusted quick ratio. Term loans bear interest, at the Company’s option, at (i) an adjusted LIBOR rate, plus a margin of 2.0% or 2.25%, or (ii) the prime rate, plus a margin of 0.25% or 0.50%, in each case with such margin determined based on the Company’s adjusted quick ratio. The adjusted quick ratio is a ratio of the Company’s unrestricted cash and cash equivalents to the Company’s current liabilities minus the current portion of its deferred revenue.

Interest on the revolving loans and the term loans is due and payable in arrears at the end of an interest period of 30, 60 or 90 days, as selected by the Company, for loans that bear interest based on the adjusted LIBOR rate, or quarterly for loans that bear interest based on the prime rate. Revolving loans may be borrowed, repaid and reborrowed until May 23, 2015, when all outstanding amounts must be repaid. Principal on the term loans is payable in equal quarterly installments in accordance with an amortization schedule selected by the Company ranging from one to five years. Prepayments of revolving or term loans may be made at any time without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of adjusted LIBOR rate loans.

The Company is obligated to pay customary fees for a loan facility of this size and type. The Company’s obligations under the loan facility are secured by a security interest on substantially all assets of the Company, excluding intellectual property.

The Loan Agreement contains customary affirmative covenants, and customary negative covenants, subject to certain exceptions. The Company must also comply with financial covenants under the Loan Agreement, including (i) a minimum quick ratio, (ii) for the period from the closing through December 31, 2013, a minimum adjusted EBITDA, and (iii) beginning with the fiscal quarter ending March 31, 2014, a minimum fixed charge coverage ratio and a maximum leverage ratio.

The Loan Agreement also contains customary events of default including, among others, payment defaults, breaches of covenants, bankruptcy and insolvency events, cross defaults with certain material indebtedness, judgment defaults, and breaches of representations and warranties. Upon an event of default, the Lender may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the Loan Agreement. During the existence of an event of default, interest on the obligations under the Loan Agreement could be increased by 5.0%.

The foregoing description of the Loan Agreement is a summary only and is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.07 Submission of Matters to a Vote of Security Holders

At the Jive Software, Inc. Annual Meeting of Shareholders held on May 23, 2012, the Company’s shareholders (i) elected three Class I directors; (ii) ratified the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2012; (iii) considered an advisory vote to approve the compensation of the named executive officers for the fiscal year ended December 31, 2011; and (iv) considered an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

Proposal 1.	Election of Directors to serve three-year terms:

Director Name	Votes For	Votes Withheld	Broker Non-Votes
Jonathan G. Heiliger	43,069,215	11,449,316	1,536,566
Matthew A. Tucker	54,355,868	162,663	1,536,566
Sundar Pichai	43,069,178	11,449,353	1,536,566

Proposal 2.	Ratification of KPMG LLP as Independent Registered Public Accountant for the Year Ending December 31, 2012:

Votes For	Votes Against	Abstentions	Broker Non-Votes
56,038,842	14,917	1,338	—

Proposal 3.	Consideration of an advisory vote to approve the compensation of the named executive officers for the fiscal year ended December 31, 2011:

Votes For	Votes Against	Abstentions	Broker Non-Votes
54,195,374	320,810	2,347	1,536,566

Proposal 4.	Consideration of an advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers:

Votes For 1 Year	Votes For 2 Years	Votes for 3 Years	Abstentions	Broker Non-Votes
54,205,557	9,514	262,844	40,616	1,536,566

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith and this list is intended to constitute the exhibit index:

Exhibit No.	Description

10.1	Second Amended and Restated Loan Agreement, dated as of May 23, 2012, by and between Jive Software, Inc. and Silicon Valley Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JIVE SOFTWARE, INC.

By:	/s/ Bryan J. LeBlanc
Bryan J. LeBlanc
Chief Financial Officer

Dated: May 25, 2012

3